EXHIBIT 10.1

RESOLUTION OF THE SHAREHOLDERS

OF

FWF HOLDINGS INC.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held this 11th day of July, 2016;

WHEREAS there has been presented to and considered by this meeting a Motion to name new DIRECTORS of the Corporation,

NOW THEREFORE BE IT RESOLVED that the majority of shareholders (having 115,000,000, or 76%); having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have overwhelmingly decided and RESOLVED that:

PANKAJ RAJANI be named as DIRECTOR and CEO;

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

Dated this July 11th, 2016

/s/ Pankaj Rajani

Pankaj Rajani, Director, on behalf of
Atlantic LP, Majority Holders of FWF HOLDINGS INC.